Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of March 31, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of March 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $611,166)	$611,649
Cash and cash equivalents	31,547
Other assets	18,323
Other liabilities	(231,832)
Net Asset Value	$429,687
Number of outstanding shares	41,662,873

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of March 31, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of March 31, 2026
Series I
Anchor I Shares	$754	73,617	$10.24
Anchor II Shares	$14,360	1,409,077	$10.19
Anchor II-B Shares	$1	110	$10.22
E Shares	$2,204	214,778	$10.26
Standard A Shares	$440	43,129	$10.19
Standard B Shares	$1	110	$10.19
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$125,157	12,132,378	$10.32
Anchor II Shares	$121,916	11,848,091	$10.29
Anchor III Shares	$104,041	10,061,481	$10.34
E Shares	$45,258	4,367,299	$10.36
Standard A Shares	$15,553	1,512,723	$10.28
V Shares	$1	40	$25.00

Total	$429,687	41,662,873